Exhibit 99.1

          VNUS MEDICAL TECHNOLOGIES REPORTS THIRD-QUARTER 2006 RESULTS:
               18% UNIT GROWTH IN DISPOSABLE CATHETERS AND DEVICES

              $11.9 Million Net Revenues, $0.17 Net Loss Per Share

    SAN JOSE, Calif., Nov. 1 /PRNewswire-FirstCall/ -- VNUS(R) Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, today announced its financial results for the third quarter ended September 30, 2006.

    Net revenues for the third quarter were $11.9 million, after deferring approximately $600,000 of revenue related to certain RF generator sales, compared with $12.1 million for the third quarter of 2005 and with $13.1 million for the second quarter of 2006. The decrease in net revenues from the prior quarter was due to lower RF generator sales worldwide, partially offset by higher sales of the ClosureRFS(TM) family of devices, the U-Clip(TM) device and other accessory products in the U.S.

    VNUS began promoting the features and benefits of its new ClosureFast(TM) catheter during the third quarter of 2006. However, a software upgrade, which has not yet been released, is required for the VNUS RF generator to function with the new ClosureFast catheter, which resulted in sales of these RF generators becoming multiple-element arrangements. Presently, the software upgrade is an undelivered element and has no established fair value, requiring the deferral of revenue from the entire sale until the software upgrade is delivered to the customer. VNUS currently plans to deliver the software upgrade in the first quarter of 2007 and the deferred revenue from these sales is expected to be recognized in that quarter.

    Third-quarter net loss was $2.5 million, compared with net income of $1.7 million for the third quarter of 2005 and with a net loss of $2.2 million for the second quarter of 2006. Net loss per share for the third quarter was $0.17, compared with fully-diluted earnings per share of $0.11 for the third quarter of 2005 and with a net loss per share of $0.15 for the second quarter of 2006. Net loss for the third quarter of 2006 included the effect of a non-cash charge for stock-based compensation of $658,000, as calculated according to the provisions of SFAS 123( R ). This compared with non-cash charges for stock-based compensation of $146,000 for the corresponding quarter of 2005 and $604,000 for the second quarter of 2006. The increase in stock-based compensation in 2006 is primarily due to the adoption of SFAS 123( R ).

    VNUS' balance sheet at September 30, 2006 included cash, cash equivalents and short-term investments of $69.9 million, approximately $900,000 less than the second quarter of 2006.

    "Third-quarter unit sales of ClosurePlus(TM) catheters grew by 12% over the prior year, and including sales of our ClosureRFS family of devices, grew 18%," said VNUS President and Chief Executive Officer Brian E. Farley. "Looking forward, we continue to be very pleased by the latest clinical results and the progress we are making with our next-generation product, the ClosureFast catheter, which we expect to launch in the U.S. in the first quarter of 2007. To date, we have treated over 200 limbs, all of which exhibited complete vein occlusion at the latest follow-up ultrasound scan. We attribute this very high rate of preliminary success to the thoughtful design of our ClosureFast catheter and the procedure technique which utilizes a stationary catheter position while delivering a precise dose of thermal energy to close the vein. While stationary, the catheter continuously measures treatment temperature and treats a seven-centimeter-long segment of vein in 20 seconds before being moved to treat the next segment of vein. We believe this technique has the potential to be the most favorable endovenous treatment modality because of its clinical performance, ease of use and procedure speed, as well as mild patient recovery. We are just now starting to receive six-month follow-up scans of the patients treated earlier this year and are pleased to see in this preliminary data that the treated veins remain durably closed."

    VNUS also announced today its business outlook for the fourth-quarter and full-year 2006.

    Business Outlook

    VNUS currently estimates that fourth-quarter 2006 net revenues will range from approximately $12.0 million to $12.4 million, net of an estimated $1.2 million to $1.4 million of RF generator sales that will be deferred. Net loss is estimated to range from approximately $2.6 million to $3.0 million, or a loss of $0.17 to $0.20 per share. The estimated net loss for the fourth quarter includes estimated non-cash stock-based compensation of $600,000 to $650,000. The number of weighted average shares outstanding used to calculate estimated earnings per share for the fourth quarter is currently expected to range from approximately
15.1 million to 15.2 million.

    VNUS estimates that full-year 2006 net revenues will range from approximately $50.4 million to $50.8 million, net of an estimated $1.8 million to $2.0 million of RF generator sales that will be deferred; gross margin will range from 66% to 67%; sales and marketing expenses will range from $21.8 million to $22.0 million; research and development expenses will range from $7.1 million to $7.4 million; and general and administrative expenses will range from $15.7 million to $15.9 million, including estimates for stock-based compensation expenses of $2.5 million to $2.6 million, restructuring charges associated with the move to new facilities of $847,000, and patent litigation expenses of $2.9 million to $3.1 million. Full-year 2006 net loss is expected to range from approximately $7.7 million to $8.1 million, or a loss of $0.51 to $0.54 per share. This outlook assumes approximately 15.0 million to 15.2 million weighted average shares outstanding for the full year.

    Today's Teleconference

    VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PST / 5:00 p.m. EST. This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 4894460.

    About VNUS Medical Technologies, Inc.

    VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure(R) system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

    Forward-Looking Statements

    In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as "expects," "estimates", "assumes" and "believes," or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS' business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS' business, including, among other things, changing competitive, market and regulatory conditions; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

    Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q filed with the SEC on August 11, 2006 and its Annual Report on Form 10-K filed with the SEC on March 14, 2006. Copies of VNUS' press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

                         VNUS MEDICAL TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                             Three Months Ended         Nine Months Ended
                                                September 30,             September 30,
                                           -----------------------   -----------------------
                                              2006         2005         2006         2005
                                           ----------   ----------   ----------   ----------
Net revenues                               $   11,919   $   12,129   $   38,359   $   35,635
Cost of revenues (1)                            4,345        2,915       12,524        8,790
Gross profit                                    7,574        9,214       25,835       26,845
Operating Expenses
  Sales and marketing (1)                       5,279        4,991       16,614       14,403
  Research and development (1)                  1,871          783        5,155        2,687
  General and administrative (1)                3,861        2,124       11,873        6,044
     Total operating expenses                  11,011        7,898       33,642       23,134
(Loss) income from operations                  (3,437)       1,316       (7,807)       3,711
Interest and other income                         926          458        2,498        1,204
(Loss) income before taxes                     (2,511)       1,774       (5,309)       4,915
Provision for income taxes                         13          121           13          341
Net (loss) income before cumulative
 effect of change in accounting
 principle                                     (2,524)       1,653       (5,322)       4,574
  Cumulative effect of change in
   accounting principle                             -            -          (73)           -
Net (loss) income after cumulative
 effect of accounting change               $   (2,524)  $    1,653   $   (5,249)  $    4,574

Net (loss) income per share
Basic
  (Loss) income per share before
   cumulative effect of change
   in accounting principle                 $    (0.17)  $     0.11   $    (0.35)  $     0.31
  Cumulative effect of change in
   accounting principle, net of tax                 -            -        (0.00)           -
  Basic net (loss) income per share        $    (0.17)  $     0.11   $    (0.35)  $     0.31

Diluted
  (Loss) income per share before
   cumulative effect of change
   in accounting principle                 $    (0.17)  $     0.11   $    (0.35)  $     0.29
  Cumulative effect of change in
   accounting principle, net of tax                 -            -        (0.00)           -
  Diluted net (loss) income per share      $    (0.17)  $     0.11   $    (0.35)  $     0.29

Shares used in computing net (loss)
 income per share
Basic                                          15,064       14,786       15,014       14,585
Diluted                                        15,064       15,611       15,014       15,624

(1) Includes the following charges for
deferred stock-based compensation:

Cost of revenues                           $       56   $       16   $      127   $       51
Sales and marketing                               268           57          735          174
Research and development                           64           13          180           44
General and administrative                        270           60          826          203

                         VNUS MEDICAL TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                                 September 30,    December 31,
                                                     2006             2005
                                                --------------   --------------
ASSETS
Current assets:
   Cash and cash equivalents                    $       45,467   $       46,797
   Short-term investments                               24,459           25,718
   Accounts receivable, net                              7,201            6,448
   Inventories, net                                      2,610            2,915
   Prepaid expenses and other current assets             1,031            1,265
     Total current assets                               80,768           83,143
Property and equipment, net                              4,441            1,363
Other assets                                               786              833
     Total assets                               $       85,995   $       85,339

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                             $        1,920   $        1,233
   Accrued liabilities                                   6,375            4,548
     Total current liabilities                           8,295            5,781
Other liabilities                                        1,348               36
     Total liabilities                                   9,643            5,817
   Stockholders' equity:
   Common stock                                             15               15
   Additional paid-in capital                          117,618          117,924
   Deferred stock-based compensation                      (222)          (2,544)
   Accumulated other comprehensive loss                     13              (50)
   Accumulated deficit                                 (41,072)         (35,823)
     Total stockholders' equity                         76,352           79,522
     Total liabilities and
      stockholders' equity                      $       85,995   $       85,339

SOURCE  VNUS Medical Technologies, Inc.
    -0-                             11/01/2006
    /CONTACT: Tim Marcotte, Vice President, Finance and Administration, Chief Financial Officer of VNUS Medical Technologies, Inc., +1-408-360-7499, or ir@vnus.com/
    /Web site:  http://www.vnus.com /